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                                                                   EXHIBIT 10.22

                          LEVI STRAUSS ASSOCIATES INC.
                           1996 SPECIAL DEFERRAL PLAN
                                 (1994 Grants)


     1.  PURPOSE.

     The purpose of this Levi Strauss Associates Inc. Special Deferral Plan (1994 Grants) (the "Plan") is to enable a select group of highly compensated management employees of Levi Strauss Associates Inc. and its subsidiaries (collectively, the "Company") to convert the compensation element of certain stock appreciation rights into deferred cash compensation. By means of this Plan, the Company seeks to retain and motivate this group of key management personnel.


     2.   DEFINITIONS.

          2.1 ADMINISTRATOR. "Administrator" means the Personnel Committee of the Board, another committee of the Board appointed pursuant to Section 3.1, or the Board itself, administering this Plan as provided in Section 3.1.

          2.2 BENEFICIARY. "Beneficiary" means a beneficiary designated by a Participant pursuant to Section 6.5.

          2.3 BOARD. "Board" means the Board of Directors of LSAI Holding Corp., the parent corporation of the Company.

          2.4 DEFERRAL AMOUNT. "Deferral Amount" is the portion of an SAR Conversion Amount that a Participant elects to defer, or to continue to defer, under this Plan.

          2.5 ELECTED DISTRIBUTION YEAR. "Elected Distribution Year" means the calendar year selected by a Participant to receive payment of part, or all (at the Participant's election), of the balance credited (at the time of payment) to a Reserve Account of the Participant. The Elected Distribution Year cannot be earlier than the calendar year following the calendar year in which a Reserve Account Vests nor later than the calendar year in which the Reserve Account's Last Payment Date occurs; however, a Reserve Account may have more than one Elected Distribution Year.

          2.6  FIRST PAYMENT DATE.  "First Payment Date" means the earlier of
(i) the first business day of January of the Elected Distribution Year and (ii) the first business day of January immediately following the date a Participant's employment by the Company terminates, whether voluntarily, involuntarily, or by reason of the Participant's death or incapacity.

          2.7 LAST PAYMENT DATE. "Last Payment Date" means the first business day of January following the seventh anniversary of the grant date of an SAR.
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          2.8  PARTICIPANT.  A "Participant" is a Company employee who, on or before August 31, 1996, (a) holds one or more SARs, (b) elects to participate in this Plan pursuant to Section 4.1, and (c) in connection with that election surrenders his or her SARs to the Company.

          2.9 PARTICIPATION YEAR. "Participation Year" means a fiscal year of the Company during which an individual is a Participant.

          2.10 RESERVE ACCOUNT. "Reserve Account" means an unfunded, unsecured book reserve account maintained on behalf of a Participant in respect of a Vested or Vesting portion of an SAR pursuant to Section 6.

          2.11 SAR. "SAR" means each Vested or Vesting portion of a stock appreciation right issued by Levi Strauss Associates Inc. under its 1992 Executive Stock Appreciation Rights Plan. For example, if a stock appreciation right was granted for 900 shares, Vesting in equal increments in 1995, 1996, and 1997, each of those increments would be an "SAR" for purposes of this Plan.

          2.12 SAR CONVERSION AMOUNT. "SAR Conversion Amount" means the excess of (i) $265 (plus an increment based upon money-market fund rates measured from April 17, 1996 to the date on which an SAR Conversion Amount is credited to a Participant's Reserve Account) over (ii) the nominal exercise price per share of an SAR, multiplied by the number of nominal shares as to which the SAR was granted.

          2.13 SAR CONVERSION ELECTION. "SAR Conversion Election" means an election pursuant to Section 4.1.

          2.14 SAR PLAN. "SAR Plan" means the Company's 1992 Executive Stock Appreciation Rights Plan.

          2.15 SUBSEQUENT DEFERRAL ELECTION. "Subsequent Deferral Election" means an election made pursuant to Section 5.2.

          2.16  VESTED.  "Vested" has the meaning given in Section 4.2.


     3.   ADMINISTRATION.

          3.1 ADMINISTRATOR. This Plan shall be administered by (i) the Personnel Committee of the Board, (ii) if so determined by the Board, by a committee consisting of not less than two directors, or (iii) in default of a committee acting pursuant to (i) or (ii), the Board (in any case, the "Administrator"). The Administrator may act only by a majority of its members. The Administrator may delegate administrative duties to such employees of the Company as it deems proper. The Board at any time may terminate the authority delegated to any committee pursuant to this Section 3.1 and reinstate administration of this Plan in itself.

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          3.2  ADMINISTRATOR'S DETERMINATIONS BINDING.  The Administrator may
adopt, alter, or repeal administrative rules, guidelines, and practices governing this Plan as it shall deem advisable from time to time, may interpret the terms and provisions of this Plan, may correct any defect, omission, or inconsistency in this Plan, and shall supervise administration of this Plan. All decisions made by the Administrator under this Plan (including without limitation, decisions made pursuant to Section 11) shall be binding upon all persons, including the Company and all Participants. No member of the Administrator shall be liable for any action that he or she, in good faith, takes or fails to take with respect to this Plan.


     4.   ELECTIONS; VESTING.

          4.1 SAR CONVERSION ELECTIONS. Subject to the terms and conditions of this Plan, on or before August 31, 1996, any Participant may elect to convert into deferred cash compensation all or part of the SAR Conversion Amount as to any SAR he or she holds at the time of the election. The election shall be made by filing a copy of the form attached to this Plan (or such other form as the Administrator may specify from time to time) with the Administrator at the principal executive offices of the Company. The election shall specify the Deferral Amount and Elected Distribution Year and shall be effective on the date it is delivered to the Administrator. By making the election , the Participant waives all rights he or she may possess under the SAR Plan with respect to the SAR(s) as to which participation in this Plan is elected.

          4.2  VESTING.  If an SAR has not "Vested" (i.e., if the SAR would
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forfeit upon termination of the Participant's employment with the Company) at the date of a Participant's SAR Conversion Election, the Participant's Reserve Account shall be subject to "Vesting" on terms and at times corresponding to the terms and times that would have applied to the SAR but for the election. Investment-based accretions attributable to a non-Vested Reserve Account shall be subject to Vesting on the same terms as the Reserve Account.


     5.   PAYMENT OF PLAN BENEFITS.

          5.1 LUMP-SUM DISTRIBUTIONS FROM RESERVE ACCOUNTS. Subject to any Subsequent Deferral Elections of the Participant, the amount of a Participant's Reserve Account shall be distributed to the Participant as soon as practicable after the First Payment Date.

          5.2 SUBSEQUENT DEFERRAL ELECTION. On or before the first business day of November before the date that a distribution from a Participant's Reserve Account otherwise is to be made pursuant to this Plan, the Participant may, by filing with the Administrator a "Subsequent Deferral Election" (using such form as the Administrator prescribes from time to time), defer payment of all or a portion of such distribution for an additional one-year period (or a longer period approved by the Administrator). Any such Subsequent Deferral Election shall be effective only with the consent of the Administrator; however, as it is in the Company's interest to defer payments of compensation, the Administrator shall be deemed to consent to a Subsequent Deferral Election unless the Administrator notifies the Participant in writing, within ten business days after receipt of the Subsequent Deferral Election, that consent is not given. Each Subsequent

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Deferral Election shall be filed with the Administrator at the principal executive offices of the Company. Under no circumstances, however, may a Subsequent Deferral Election defer the distribution from a Participant's Reserve beyond its Last Payment Date.

          5.3 TERMINATION OF EMPLOYMENT. If a Participant's employment by the Company terminates for any reason, whether voluntary, involuntary, or by reason of death or disability, then notwithstanding any other provision of this Plan, the First Payment Date for all the Participant's Reserve Accounts that are Vested as of the termination date (plus deemed investment amounts accruing to such portions between the termination and distribution dates) shall be the first business of January immediately following termination. All non-Vested Reserve Accounts (plus deemed investment amounts accruing to such Reserve Accounts) of a terminated Participant shall be forfeited as of the termination date.

          5.4 HARDSHIP. Upon the request of a Participant and based upon a showing of financial hardship, the Administrator may, in its sole discretion, accelerate the time of payment of that portion (up to all) of the amounts credited to the Participant's Vested Reserve Accounts necessary to avoid such hardship. For purposes of this Plan, "hardship" includes any need, circumstance, or event that is considered a "hardship" under the then-current provisions of the Company's Employee Investment Plan (whether or not the Participant participates in such plan) and such other needs, circumstances, or events that the Administrator, in its sole discretion, determines are consistent with the goals of the Company and the requirements of administration of this Plan.


     6.   RESERVE ACCOUNTS.

          6.1 ESTABLISHMENT AND MAINTENANCE. The Administrator shall establish and maintain a separate Reserve Account for each SAR as to which a Participant makes an SAR Conversion Election. Each Reserve Account shall be credited with the amount of the Deferral Amount in respect of the SAR and with earnings and realized and unrealized gains with respect to such Deferral Amount, based on the investment tracking options selected by the Participant, and shall be charged with any amount distributed to or with respect to, the Participant from the Reserve Account in accordance with this Plan, with realized and unrealized losses incurred by the Reserve Account based on the investment tracking options selected by the Participant, and with any expenses, fees, and withholding taxes properly chargeable to the Reserve Account under this Plan.

          6.2 DEEMED INVESTMENT OF ACCOUNTS. By written directions to the Administrator, each Participant shall direct the deemed investment of each of his or her Reserve Accounts among the investment-tracking options available under this Plan. In the absence of timely instructions, a Participant's Reserve Accounts shall be treated as invested in a cash management money market fund (or, if there is no cash management money market fund among the choices available under this Plan, in the investment fund that most closely resembles a cash management money market fund). In accordance with rules established by the Administrator, each Participant shall be allowed to modify his or her investment-tracking directions (or the initial deemed investment made in the absence of directions from the Participant) with respect to all or any portion of each of his or her Reserve Accounts, effective as of the date of the modification established by the Administrator. By making investment-tracking alternatives available under this Plan, the

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Company makes no representation, warranty, or guarantee regarding the prudence or desirability of, or the return to be expected from, any alternative, nor does the Company undertake that any alternative selected by a Participant will result in a return of principal or deemed investment return to any of a Participant's Reserve Accounts.

          6.3 DESIGNATION OF AVAILABLE INVESTMENT OPTIONS. The Administrator shall select the investment-tracking options that will initially be available with respect to Reserve Accounts. The Administrator shall have the power and authority, in its sole and absolute discretion, to add any new investment-tracking option considered desirable and to eliminate any investment-tracking option previously available. If an investment-tracking option is eliminated, any Reserve Account tracking that option shall be treated as held without investment instructions pursuant to Section 6.2 until the Participant elects another investment-tracking option for that Reserve Account.

          6.4 VALUATION OF ACCOUNTS; STATEMENTS. Following the end of each calendar quarter, the Administrator shall value each Reserve Account, based on the fair market value of its deemed investments as of the close of the quarter. Each Reserve Account shall be valued separately. Any earnings and realized and unrealized gains attributable to a Reserve Account shall be credited to such Account, and any amounts distributed from, any realized and unrealized losses incurred by, and any expenses and fees properly chargeable to, a Reserve Account shall be charged against such Account. As soon as practicable after the valuation, the Administrator shall provide each Participant (or, if applicable, Beneficiary) a written statement of the value of each of his or her Reserve Accounts.

          6.5 BENEFICIARIES. A Participant may designate a Beneficiary or Beneficiaries (using the form attached to this Plan as (or such other form as the Administrator may specify from time to time)), to receive the net amount of the Participant's Vested Reserve Accounts upon the Participant's death. A Participant may at any time revoke the designation or substitute another Beneficiary or Beneficiaries by delivery to the Administrator of a properly executed designation form. If there is no valid designation of a Beneficiary on file with the Administrator, the net amount of a deceased Participant's Vested Reserve Accounts shall be payable to the Participant's surviving spouse, or if the Participant does not have a surviving spouse, the Participant's estate. If a Participant has a living spouse at the time the Participant designates a Beneficiary other than the Participant's spouse, the Participant's spouse must consent in writing to the designation.

          6.6 NONASSIGNABILITY OF RIGHTS. The right of a Participant or any other person to payment from the Company under this Plan may not be sold, assigned, transferred, pledged, encumbered, or subject to attachment or garnishment, except pursuant to court order that the Administrator determines in its sole discretion to be valid and enforceable.

          6.7 NO TRUST CREATED. Nothing contained in, and no action taken pursuant to the provisions of, this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person. Any funds that may be invested to fund the obligations of the Company under this Plan shall continue for all purposes to be part of the general assets of the Company, and no person other than the Company shall have any interest in such assets by virtue of this Plan. To the extent that any person acquires the right to receive a payment from the Company under this Plan, such right shall be no greater than the right of

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any unsecured general creditor of the Company. The Company shall at all times retain title to, and beneficial ownership of, all assets that the Company may set aside or designate to meet its obligations under this Plan. The Company is under no obligation to set aside, or actually to invest, funds under this Plan.


     7.   COSTS; TAX WITHHOLDING; TAX AND INVESTMENT ADVICE.

     The Company shall bear all costs and expenses of administering this Plan and maintaining Reserve Accounts. The Company may deduct from a Participant's Reserve Accounts, or from distributions from a Reserve Accounts, all federal, state, local, or foreign withholding (including without limitation, employment taxes) or other taxes that it determines in its sole discretion are required to be withheld due to the deferral or payment of amounts pursuant to this Plan. Each Participant is responsible for his or her own federal, state, local. or foreign tax liabilities in connection with this Plan. The Company is not giving, and is not responsible for, any tax, investment, or financial advice to any Participant in connection with this Plan.


     8.   NO EMPLOYMENT RIGHTS.

     Nothing in this Plan or in any related document confers upon any Participant or other person any right to continue in the employ of the Company or affects the right of the Company to terminate the employment of that person at any time with or without cause.


     9.   INDEMNIFICATION.

     Each member of the Administrator and each officer and employee of the Company shall, to the fullest extent permissible by law, be indemnified by the Company against any and all liabilities arising by reason of any action taken or omitted in connection with this Plan, including expenses reasonably incurred in the defense of any claim.


     10.  AMENDMENT, TERMINATION OR SUSPENSION.

     The Administrator may, at any time and from time to time, amend this Plan. Rights and obligations existing at the time of any such amendment shall not be materially and adversely altered or impaired except with the consent of the affected Participants. The Administrator may suspend or terminate this Plan at any time. Termination of this Plan shall not affect the payment of amounts then credited to a Participant's Reserve Accounts, unless the Participant consents to a different manner of payment or the Company elects to distribute all Participants' Reserve Accounts immediately in lump sums (which the Company may do regardless of tax or other consequences to Participants).

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     11.  CLAIMS AND REVIEW PROCEDURE.

     The Administrator shall determine each Participant's and Beneficiary's right to payments under this Plan. If a Participant or Beneficiary disagrees with the Administrator's determination, he or she may make a written claim for payments inconsistent with that determination. Any such claim shall be filed with the Administrator at the principal executive offices of the Company. The Administrator shall review the claim and notify the claimant of its decision in writing within 90 days after the claim is received. If the Administrator denies the claim, in whole or in part, the notice shall specify the reasons for denial, references to the Plan provisions upon which denial is based, any additional information or material necessary to perfect the claim, and procedures for further review of the claim. Within 60 days after receipt of the notice of denial, the claimant may file a written appeal of the denial of the claim, identifying the grounds, facts, and any other matter upon which the appeal is based. The Administrator shall give the claimant a reasonable opportunity to review pertinent Plan documents in preparing an appeal. The Administrator shall furnish the claimant a final decision within 60 days after receipt of the request for review. If the Administrator affirms the denial of the claim in whole or in part, it shall specify in writing the reasons for the affirmance, with specific references to the Plan provisions upon which the affirmance is based.


     12.  GOVERNING LAW.

     This Plan shall be construed and interpreted in all respects in accordance with the laws of the State of California as applied to contracts entered into by residents of that State and entirely to be performed within that State.


     13.  NO ADDITIONAL BENEFITS.

     For purposes of computing benefits to which a Participant may be entitled at any time under any employee compensation or benefit plan maintained by the Company, any payments under this Plan shall not be taken into account as compensation to a Participant.


     14.  MISCELLANEOUS.

     (a) No Participant shall under any circumstances have any interest in any particular property or assets of the Company under this Plan. The benefits conferred by this Plan are not intended to be equity interests in the Company, and Participants shall have no equity interest in the Company by virtue of participation in this Plan. The individuals entitled to payments under this Plan shall have no voting or similar rights or rights to financial or other information concerning the Company. Rights under this Plan shall not be transferable or assignable under any circumstances, except as specifically provided in this Plan.

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     (b)  Neither the establishment and operation of, nor the creation of any interest under, this Plan limits the ability of the Company or any parent corporation of the Company to reclassify, recapitalize, or otherwise change its capital or debt structure or to merge, consolidate, convey any or all or its assets, dissolve, wind up, or otherwise reorganize.

     (c) This Plan represents the final, exclusive, and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents, and communications of the Company, any parent corporation of the Company, and any employee of the foregoing, relating to the subject matter of this Plan.

     (d) This Plan is intended only to provide cash payments for work performed for the Company, payment of which is not systematically deferred to the termination of employment or beyond and does not provide retirement income to employees within the meaning of Department of Labor Regulation Section 2510.3-2(c). Payments under this Plan shall be made from the general funds of the Company, and no special or separate fund shall be established, or other segregation of assets made, to assure payment.


     15.  ADOPTION.
          This Plan was adopted by the Company on June 3, 1996.

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